EXHIBIT 99.1

2Q EPS Up as First Horizon Creates Strong Momentum

MEMPHIS, Tenn., July 18, 2014 (GLOBE NEWSWIRE) -- Strong performance highlighted by growth in loans and net interest income and the recovery of certain litigation costs yielded First Horizon National Corp. (NYSE:FHN) earnings per share of $0.32 for the second quarter, compared to EPS of $0.19 last quarter.

Total loans were up 4 percent from first to second quarter in First Horizon's regional banking business, First Tennessee, which has the largest market share in Tennessee. The bank saw double-digit year-over-year loan growth in asset-based lending, commercial real estate and its Mid-Atlantic region that includes the Carolinas, Virginia and North Florida. Loan growth was up 8 percent year-over-year in Middle Tennessee, and the banking team also started to make loan commitments in the bank's new markets of Houston, Charleston, S.C., and Jacksonville, Fla. The capital markets segment had a $47 million pre-tax litigation expense recovery in the quarter.

First Horizon continues to reduce the drag of the mortgage business the company sold in 2008, with non-strategic loans now making up less than 19 percent of the loan portfolio. In April the company settled with FHFA, and non-strategic average loans were reduced 17 percent compared to second quarter 2013.

"As we celebrate our 150th anniversary, we are focused on building First Tennessee and FTN Financial while improving our customer focus and the economic profitability in every area of the company," said Bryan Jordan, First Horizon's chairman and CEO. "It's gratifying to see the success of our 4,200 employees serving customers paying off with continued profitability that benefits our shareholders and our communities."

Financial highlights

  Net income available to common shareholders was $76.8 million, or $0.32 per diluted share, in the second quarter, compared to $0.19 per diluted share in the first quarter.
  In the regional bank, First Tennessee's pre-tax income increased to $72.9 million in the second quarter, compared to $56.0 million in the first quarter.
  Fixed income revenue was $40.5 million in the second quarter compared to $49.6 million in the first quarter, a reflection of market conditions that led to lower average daily revenues at FTN Financial, which remains a significant contributor of fee income and an important part of First Horizon's business mix.
  Asset quality remained strong. The provision for loan losses declined to $5.0 million in the second quarter from $10.0 million in the first quarter.
  In the second quarter First Horizon reached settlement agreements with insurance companies to recover $47.1 million of expenses related to the Sentinel litigation, which First Horizon settled in 2011.
  A fair value adjustment primarily related to the non-performing portion of the held-for-sale mortgage banking loan portfolio favorably impacted non-strategic earnings by $8.2 million for the second quarter.
FHN CONSOLIDATED SUMMARY RESULTS

				2Q14 Changes vs.
(Dollars in thousands, except per share data)	2Q14	1Q14	2Q13	1Q14	2Q13
Income Statement Highlights
Net interest income	$ 156,768	$ 152,359	$ 160,019	3%	(2)%
Noninterest income	128,824	140,073	142,983	(8)%	(10)%
Securities gains/(losses), net	(1,923)	5,657	(351)	NM	NM
Total revenue	283,669	298,089	302,651	(5)%	(6)%
Noninterest expense	165,332	220,214	227,408	(25)%	(27)%
Provision for loan losses	5,000	10,000	15,000	(50)%	(67)%
Income/(loss) before income taxes	113,337	67,875	60,243	67%	88%
Provision/(benefit) for income taxes	32,157	18,645	15,008	72%	NM
Income/(loss) from continuing operations	81,180	49,230	45,235	65%	79%
Income/(loss) from discontinued operations, net of tax	--	--	1	NM	NM
Net income/(loss)	81,180	49,230	45,236	65%	79%
Net income attributable to noncontrolling interest	2,859	2,813	2,843	2%	1%
Net income/(loss) attributable to controlling interest	78,321	46,417	42,393	69%	85%
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$ 76,771	$ 44,867	$ 40,843	71%	88%
Common Stock Data
Diluted EPS	$ 0.32	$ 0.19	$ 0.17	68%	88%
Diluted shares (thousands)	237,250	237,401	240,891	*	(2)%
Period-end shares outstanding (thousands)	237,147	236,586	240,555	*	(1)%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$ 15,795,709	$ 15,119,461	$ 16,197,952	4%	(2)%
Total deposits	16,157,487	16,672,743	17,011,884	(3)%	(5)%
Total assets	24,222,750	23,941,989	24,852,800	1%	(3)%
Total liabilities	21,596,599	21,397,852	22,306,392	1%	(3)%
Total equity	2,626,151	2,544,137	2,546,408	3%	3%
Asset Quality Highlights
Allowance for loan losses	$ 243,628	$ 247,246	$ 261,934	(1)%	(7)%
Allowance / period-end loans	1.54%	1.64%	1.62%
Net charge-offs	$ 8,618	$ 16,563	$ 18,284	(48)%	(53)%
Net charge-offs (annualized) / average loans	0.22%	0.45%	0.46%
Non-performing assets (NPA)	$ 339,581	$ 345,520	$ 432,552	(2)%	(21)%
NPA % (a)	1.71%	1.87%	2.25%
Key Ratios & Other
Return on average assets (annualized) (b)	1.38%	0.83%	0.74%
Return on average common equity (annualized) (c)	14.14%	8.48%	7.46%
Net interest margin (d)	2.97%	2.88%	2.96%
Efficiency ratio (e)	57.89%	75.30%	75.05%
Tier 1 ratio (f)	14.20%	14.26%	13.28%
Market capitalization (millions)	$ 2,812.6	$ 2,919.5	$ 2,694.2
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b) Calculated using net income.
(c) Calculated using net income available to common shareholders.
(d) Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ("FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(e) Noninterest expense divided by total revenue excluding securities gains/(losses).
(f) Current quarter is an estimate.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.firsthorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 888-317-6016. The number for international participants is 412-317-6016. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 8:00 a.m. Aug. 4. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10049015. The event also will be archived and available by midnight Central Time tomorrow on the website.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,200 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 26 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the leading market share in Tennessee, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

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CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
         First Horizon Media Relations, Jack Bradley, (901) 523-4813